EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Volt Information Sciences, Inc. 2006 Incentive Stock Plan of our reports dated January 20, 2015, with respect to the consolidated financial statements of Volt Information Sciences, Inc. and the effectiveness of internal control over financial reporting of Volt Information Sciences, Inc. included in its Annual Report (Form 10-K) for the fiscal year ended November 2, 2014 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP
New York, New York
March 13, 2015